Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Registration Statement No. 333-257044 on Form S-8 and in Registration Statement No. 333-265879 on Form S-8 of our report dated September 26, 2024, appearing in this Annual Report on Form 10-K of Marathon Bancorp, Inc. relating to the consolidated financial statements for the two years ended June 30, 2024.

/s/ Bonadio & Co., LLP
Pittsford, New York
September 26, 2024